Exhibit 99.1

Investor Contact:	Michael J. Culotta Executive Vice President and Chief Financial Officer (615) 221-1400

QUORUM HEALTH CORPORATION ANNOUNCES

FIRST QUARTER 2016 RESULTS WITH NET OPERATING REVENUES OF $549.6 MILLION

Company Reaffirms 2016 Annual Financial Outlook

BRENTWOOD, Tenn. (May 11, 2016) – Quorum Health Corporation (NYSE: QHC) (the “Company”) today announced financial and operating results for the three months ended March 31, 2016.

On April 29, 2016, Community Health Systems, Inc. (“CHS”) completed the spin-off of the Company, comprised of 38 affiliated hospitals and related outpatient services in 16 states, together with Quorum Health Resources, LLC (“QHR”), a subsidiary providing management advisory and consulting services to non-affiliated hospitals. Following the spin-off, the Company became an independent public company with its common stock listed for trading under the symbol “QHC” on the New York Stock Exchange.

The principal business of Quorum Health Corporation is to provide general hospital healthcare and other outpatient services in its markets across the United States. As of March 31, 2016, the Company owned or leased 38 hospitals, licensed for 3,577 beds in 16 states. The Company also provides additional outpatient services at urgent care centers, imaging centers and surgery centers. Furthermore, through QHR, the Company provides management advisory and consulting services to non-affiliated general acute care hospitals located throughout the United States.

Net operating revenues for the three months ended March 31, 2016 totaled $549.6 million, a 0.4% increase compared with $547.6 million for the same period in 2015. Net loss attributable to Quorum Health Corporation for the three months ended March 31, 2016 was $(5.0) million, compared with net income attributable to Quorum Health Corporation of $6.2 million for the same period in 2015. Income from operations for the three months ended March 31, 2016 was $21.1 million, compared with income from operations of $34.3 million in the same period in 2015. The results for the three months ended March 31, 2016 include $3.7 million of transaction costs related to the Company’s spin-off from CHS. Excluding these costs, income from operations was $24.8 million.

Adjusted EBITDA for the three months ended March 31, 2016 was $56.0 million, compared with $66.0 million for the same period in 2015, representing a 15.2% decrease. Adjusted EBITDA for the three months ended March 31, 2015 was positively impacted by $5.3 million of proceeds from the sale of 2014 Illinois income tax credits in the first quarter of 2015, which are included as a reduction to other operating expenses in the Company’s condensed combined statements of income. The combined operating results for the three months ended March 31, 2016 reflect a 2.2% decrease in total admissions and a 0.8% increase in total adjusted admissions compared with the same period in 2015.

Adjusted EBITDA, a non-GAAP financial measure, is EBITDA adjusted to exclude the impact of net income (loss) attributable to noncontrolling interests, expenses related to certain legal settlements and related costs, impairment of long-lived assets and transaction costs related to the spin-off. For information regarding why the Company believes Adjusted EBITDA presents useful information to investors and for a reconciliation of Adjusted EBITDA to net cash provided by operating activities, see footnote (a) to the Financial Highlights, Financial Statements and Selected Operating Data below.

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QHC Announces First Quarter 2016 Results

May 11, 2016

Commenting on the results, Thomas D. Miller, president and chief executive officer of Quorum Health Corporation, said, “We are pleased that our financial results for the first quarter were consistent with our expectations for the full year, and today we are affirming our established financial guidance for 2016. We are very confident and optimistic about the long-term future of this new company.

“As a result of the recently completed spin-off, Quorum Health Corporation has immediately become one of the country’s leading providers of hospital and outpatient healthcare services primarily focused on communities with a population of 50,000 or less. The Company has a strong base of 38 quality hospitals, 28 of which were recognized by the Joint Commission in 2015 as Top Performers in Key Quality Metrics. These hospitals are geographically diversified across 16 states, with a strong market position in each community, including 32 markets in which the Company is the sole provider of acute care hospital services.”

“Our management team has deep experience in the hospital industry, and we have an accomplished Board of Directors,” added Miller. “Through the Company’s combined strengths, we have a great opportunity to create a physician-driven company, whose hospitals are essential to their communities. We will sharpen our focus on improving the quality and breadth of healthcare services in every community we serve. We will also work to refine and expand our current portfolio into an exceptional group of hospitals and related healthcare facilities. With a strong focus on organic growth and disciplined accretive acquisitions, we will strive to create a long-term record of profitable growth and increased shareholder value.”

On pages 10, 11 and 12 of this press release, the Company reaffirms its 2016 annual financial outlook, as issued on March 22, 2016.

About Quorum Health Corporation

On April 29, 2016, CHS completed the spin-off of the Company, comprised of 38 affiliated hospitals and related outpatient services in 16 states, together with QHR, a subsidiary providing management advisory and consulting services to non-affiliated hospitals. Following the spin-off, the Company became an independent public company with its common stock listed for trading under the symbol “QHC” on the New York Stock Exchange.

The principal business of Quorum Health Corporation is to provide general hospital healthcare and other outpatient services in its markets across the United States. As of March 31, 2016, the Company owned or leased 38 hospitals, licensed for 3,577 beds in 16 states. The Company also provides additional outpatient services at urgent care centers, imaging centers and surgery centers. Furthermore, through QHR, the Company provides management advisory and consulting services to non-affiliated general acute care hospitals located throughout the United States.

The Company’s headquarters are located in Brentwood, Tennessee, a suburb south of Nashville. Shares in Quorum Health Corporation are traded on the New York Stock Exchange under the symbol “QHC.” More information about the Company can be found on its website at www.quorumhealth.com.

Quorum Health Corporation will hold a conference call on Thursday, May 12, 2016, at 10:00 a.m. Central, 11:00 a.m. Eastern, to review financial and operating results for the three months ended March 31, 2016. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.quorumhealth.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will continue to be available through June 12, 2016. Copies of this press release and conference call slide show, as well as the Company’s Current Report on Form 8-K (including this press release), will be available on the Company’s website at www.quorumhealth.com.

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QHC Announces First Quarter 2016 Results

May 11, 2016

QUORUM HEALTH CORPORATION

Financial Highlights

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net operating revenues	$549,551	$547,617
Adjusted EBITDA (a)	55,983	66,029
Income from operations (b)	21,050	34,313
Net (loss) income attributable to Quorum Health Corporation	(5,002)	6,199
Net cash provided by (used in) operating activities	24,397	(33,650)

For footnotes, see pages 8 and 9.

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QHC Announces First Quarter 2016 Results

May 11, 2016

QUORUM HEALTH CORPORATION

Condensed Combined Statements of Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016		2015
	Amount	% of Net Operating Revenues	Amount	% of Net Operating Revenues
Operating revenues (net of contractual allowances and discounts)	$614,484		$606,472
Provision for bad debts	64,933		58,855

Net operating revenues	549,551	100.0%	547,617	100.0%

Operating costs and expenses:
Salaries and benefits	256,862	46.7%	260,066	47.5%
Supplies	63,661	11.6%	64,552	11.8%
Other operating expenses	164,745	30.0%	152,258	27.7%
Transaction costs related to the spin-off	3,735	0.7%	—	—%
Electronic health records incentive reimbursement	(4,208)	(0.8)%	(7,707)	(1.4)%
Rent	12,549	2.3%	12,437	2.3%
Depreciation and amortization	31,157	5.7%	31,698	5.8%

Total operating costs and expenses	528,501	96.2%	513,304	93.7%

Income from operations (b)	21,050	3.8%	34,313	6.3%
Interest expense, net	27,452	5.0%	25,802	4.7%
Equity in earnings of unconsolidated affiliates	(41)	—%	(18)	—%

(Loss) income before income taxes	(6,361)	(1.2)%	8,529	1.6%
(Benefit from) provision for income taxes	(1,674)	(0.3)%	2,705	0.5%

Net (loss) income	(4,687)	(0.9)%	5,824	1.1%
Less: Net income (loss) attributable to noncontrolling interests	315	—%	(375)	—%

Net (loss) income attributable to Quorum Health Corporation	$(5,002)	(0.9)%	$6,199	1.1%

For footnotes, see pages 8 and 9.

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QHC Announces First Quarter 2016 Results

May 11, 2016

QUORUM HEALTH CORPORATION

Selected Operating Data

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	Combined			Same-Facility
	2016	2015	% Change	2016	2015	% Change
Number of hospitals (at end of period)	38	38		38	38
Licensed beds (at end of period)	3,577	3,614		3,577	3,614
Admissions	24,992	25,548	-2.2%	24,992	25,548	-2.2%
Adjusted admissions	59,801	59,304	0.8%	59,801	59,304	0.8%
Patient days	100,701	104,510		100,701	104,510
Average length of stay (days)	4.0	4.1		4.0	4.1
Net operating revenues	$549,551	$547,617	0.4%	549,551	547,617	0.4%
Net inpatient revenues as a % of net patient revenues before provision for bad debts	45.5%	44.8%		45.5%	44.8%
Net outpatient revenues as a % of net patient revenues before provision for bad debts	54.5%	55.2%		54.5%	55.2%
Income from operations (b)	$21,050	$34,313	-38.7%
Income from operations as a % of net operating revenues	3.8%	6.3%
Depreciation and amortization	$31,157	$31,698
Equity in earnings of unconsolidated affiliates	$(41)	$(18)
Liquidity Data:
Adjusted EBITDA (a)	$55,983	$66,029	-15.2%
Adjusted EBITDA as a % of net operating revenues	10.2%	12.1%
Net cash provided by (used in) operating activities	$24,397	$(33,650)
Net cash provided by (used in) operating activities as a % of net operating revenues	4.4%	-6.1%

For footnotes, see pages 8 and 9.

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QHC Announces First Quarter 2016 Results

May 11, 2016

QUORUM HEALTH CORPORATION

Condensed Combined Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$996	$1,106
Patient accounts receivable, net of allowance for doubtful accounts of $335,072 and $346,507 at March 31, 2016 and December 31, 2015, respectively	480,518	467,964
Supplies	61,124	60,542
Prepaid expenses and taxes	21,296	16,030
Other current assets	91,243	92,743

Total current assets	655,177	638,385

Property and equipment	1,619,496	1,603,653
Less accumulated depreciation and amortization	(743,411)	(723,404)

Property and equipment, net	876,085	880,249
Goodwill	541,785	541,704
Other assets, net	229,283	234,518

Total assets	$2,302,330	$2,294,856

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$7,560	$7,915
Accounts payable	132,273	147,571
Accrued liabilities:
Employee compensation	97,881	82,620
Other	85,794	66,270

Total current liabilities	323,508	304,376
Long-term debt (c)	16,809	15,500
Due to Parent, net	1,789,420	1,800,908
Deferred income taxes	41,038	41,030
Other long-term liabilities	109,009	108,141

Total liabilities	2,279,784	2,269,955

Redeemable noncontrolling interests in equity of combined entities	8,335	8,958

EQUITY
Parent’s equity	3,137	3,184
Noncontrolling interests in equity of combined entities	11,074	12,759

Total equity	14,211	15,943

Total liabilities and equity	$2,302,330	$2,294,856

For footnotes, see pages 8 and 9.

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QHC Announces First Quarter 2016 Results

May 11, 2016

QUORUM HEALTH CORPORATION

Condensed Combined Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net (loss) income	$(4,687)	$5,824
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	31,157	31,698
Other non-cash income, net	(554)	(371)
Changes in operating assets and liabilities, net of effects of acquisitions:
Patient accounts receivable	(12,554)	(12,433)
Supplies, prepaid expenses and taxes, and other current assets	(4,365)	(7,067)
Accounts payable and accrued liabilities	14,911	(54,635)
Other non-current operating assets and liabilities	489	3,334

Net cash provided by (used in) operating activities	24,397	(33,650)

Cash flows from investing activities
Acquisitions of facilities and other related equipment	105	—
Purchases of property and equipment	(12,840)	(9,939)
Purchases of and costs to develop information technology	(2,526)	(997)
Proceeds from sale of property and equipment	858	100
Increase in other investments	(53)	(1,425)

Net cash used in investing activities	(14,456)	(12,261)

Cash flows from financing activities
(Decrease) increase in borrowings from Parent, net	(6,486)	52,200
Decrease in indebtedness of receivables facility, net	—	(2,333)
Redemption of noncontrolling investments in joint ventures	(12)	—
Distributions to noncontrolling investors in joint ventures	(2,484)	(130)
Issuance of long-term debt	20	60
Repayments of long-term indebtedness	(1,089)	(396)

Net cash (used in) provided by financing activities	(10,051)	49,401

Net change in cash and cash equivalents	(110)	3,490
Cash and cash equivalents at beginning of period	1,106	2,559

Cash and cash equivalents at end of period	$996	$6,049

For footnotes, see pages 8 and 9.

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QHC Announces First Quarter 2016 Results

May 11, 2016

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data

(a)	EBITDA is a non-GAAP financial measure which consists of net income attributable to Quorum Health Corporation before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to exclude the impact of net income (loss) attributable to noncontrolling interests, expenses related to certain legal settlements and related costs, impairment of long-lived assets and transaction costs related to the spin-off. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests. The Company uses Adjusted EBITDA as a measure of liquidity. The Company has also presented Adjusted EBITDA in this press release because it believes it provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures.

Adjusted EBITDA is not a measurement of financial performance or liquidity under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles Adjusted EBITDA, as defined, to (i) (loss) income before income taxes and (ii) net cash provided by (used in) operating activities, the most directly comparable U.S. GAAP measure, each as derived directly from the condensed combined financial statements (in thousands):

	Three Months Ended March 31,
	2016	2015
(Loss) income before income taxes	$(6,361)	$8,529
Adjustments:
Depreciation and amortization	31,157	31,698
Interest expense, net	27,452	25,802
Transaction costs related to the spin-off	3,735	—

Adjusted EBITDA	$55,983	$66,029

Adjusted EBITDA	$55,983	$66,029
Interest expense, net	(27,452)	(25,802)
Provision for income taxes	1,674	(2,705)
Transaction costs related to the spin-off	(3,735)	—
Other non-cash income, net	(554)	(371)
Changes in operating assets and liabilities, net of effects of acquisitions	(1,519)	(70,801)

Net cash provided by (used in) operating activities	$24,397	$(33,650)

(b)	Included in income from operations are pre-tax charges related to the spin-off of $3.7 million for the three months ended March 31, 2016.

(c)	On April 22, 2016, QHC issued $400 million aggregate principal amount of 11.625% senior unsecured notes due 2023 (the “Senior Notes”). The Senior Notes will mature on April 15, 2023 and bear interest at a rate of 11.625% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2016.

The agreement governing the Senior Notes contains covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other restricted payments;

•	make certain investments;

•	create or incur certain liens;

•	sell assets and subsidiary stock;

•	transfer all or substantially all of their assets or enter into merger or consolidation transactions; and

•	enter into transactions with affiliates.

On April 29, 2016, the Company entered into a credit agreement (the “CS Agreement”), among the Company, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent. The CS Agreement provides for an $880 million senior secured term loan facility (the “Term Facility”) and a $100 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”). The available borrowings from the Revolving Facility will be used by the Company for working capital and general corporate purposes.

The Term Facility has a maturity date of April 29, 2022 subject to customary acceleration events and repayment, extension or refinancing. Interest under the Term Facility accrues, at the option of the Company, at adjusted LIBOR plus 5.75% or the alternate base rate plus 4.75%. Interest under the Revolving Facility accrues, at the option of the Company, at adjusted LIBOR plus 2.75% or alternate base rate plus 1.75%. The Revolving Facility has a maturity date of April 29, 2021, subject to certain customary acceleration events and repayment, extension or refinancing.

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QHC Announces First Quarter 2016 Results

May 11, 2016

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

On April 29, 2016, the Company also entered into an ABL Credit Agreement (the “UBS Credit Agreement”, and together with the CS Agreement, collectively, the “Credit Agreements”), among the Company, the lenders party thereto and UBS AG, Stamford Branch (“UBS”), as administrative agent and collateral agent. The UBS Credit Agreement provides for a $125 million senior secured asset-based revolving credit facility (the “ABL Facility”). The available borrowings from the ABL Facility will be used for working capital and general corporate purposes.

The ABL Facility has a maturity date of April 29, 2021, subject to customary acceleration events and to repayment, extension or refinancing. Interest under the ABL Facility accrues, at the option of the Company, at a base rate or LIBOR (except that all swingline borrowings will accrue interest based on the base rate), plus, an applicable margin determined by the average excess availability under the ABL Facility for the fiscal quarter immediately preceding the date of determination. The applicable margin ranges from 1.75% to 2.25% for LIBOR advances and from 0.75% to 1.25% for base rate advances.

The Credit Agreements contain customary negative covenants, which limit the Company’s ability to incur additional indebtedness, create liens, make investments, make restricted payments or specified payments and merge or acquire assets, among other things. In addition, if excess availability under the ABL Facility were to fall below certain specified levels, certain additional covenants (including fixed charge coverage ratio requirements) would be triggered, and the lenders will assume and control the Company’s cash.

The Credit Agreements contain customary events of default, including payment defaults, material breaches of representations and warranties, covenant defaults, default on other material indebtedness, customary ERISA events of default, bankruptcy and insolvency, material judgments, invalidity of liens on collateral, change of control or cessation of business. The Credit Agreements also contain customary affirmative covenants and representations and warranties.

On April 29, 2016, the gross offering proceeds from the Senior Notes, less initial purchasers’ discount of 1.734%, were released from escrow to the Company. The net proceeds were used by the Company, together with the borrowings under the Senior Facilities, which includes the Term Facility issued at 98.0% of par value, to pay a $1.2 billion special dividend to CHS on April 29, 2016, and were used, together with the borrowings under the Senior Facilities, to pay the fees and expenses related to the spin-off and for cash on hand to remain with the Company for initial working capital purposes.

(d)	The following supplemental table reconciles income from operations, as reported, with the adjustment described herein (in thousands):

	Three Months Ended March 31,
	2016	2015
Income from operations, as reported	$21,050	$34,313
Adjustments:
Transaction costs related to the spin-off	3,735	—

Income from operations, excluding adjustment	$24,785	$34,313

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QHC Announces First Quarter 2016 Results

May 11, 2016

Regulation FD Disclosure

Set forth below is selected information concerning the Company’s financial outlook for the year ending December 31, 2016. These projections reaffirm selected guidance issued on March 22, 2016, and are based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. The 2016 guidance should be considered in conjunction with the assumptions included herein. See “Forward-Looking Statements” below for a list of factors that could affect the future results of the Company or the healthcare industry generally.

The Company expects net operating revenues for the year ending December 31, 2016 to range from $2.2 billion to $2.3 billion and expects Adjusted EBITDA for the year ending December 31, 2016 to range from $265 million to $275 million. Adjusted EBITDA includes an estimate of approximately $7.0 million for stock-based compensation expense, which is a non-cash item and is based on a historical allocation from CHS, and includes the impact of estimated incremental expenses associated with being an independent, public company following the completion of the spin-off from CHS on April 29, 2016. The guidance does not give effect to any potential hospital divestitures or acquisitions by the Company subsequent to the spin-off.

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QHC Announces First Quarter 2016 Results

May 11, 2016

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this press release other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this press release.

These factors include, among other things:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•	implementation, effect of, and changes to adopted and potential federal and state healthcare reform legislation and other federal, state or local laws or regulations affecting the healthcare industry;

•	the extent to which states support increases, decreases or changes in Medicaid programs, implement health insurance exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	the success and long-term viability of health insurance exchanges, which may be impacted by whether a sufficient number of payors participate;

•	risks associated with our substantial indebtedness, leverage, and debt service obligations;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits, and federal and state false claims act litigation and other legal proceedings;

•	our ability, where appropriate, to enter into and maintain provider arrangements with payors and the terms of these arrangements, which may be further impacted by the increasing consolidation of health insurers and managed care companies;

•	changes in, or the failure to comply with, contract terms with payors and changes in reimbursement rates paid by federal or state healthcare programs or commercial payors;

•	any potential impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;

•	increases in the amount and risk of collectability of patient accounts receivable, including the impact of the implementation of ICD-10 and decreases in collectability which may result from, among other things, self-pay growth in states that have not expanded Medicaid and difficulties in recovering payments for which patients are responsible, including co-pays and deductibles;

•	the efforts of insurers, healthcare providers and others to contain healthcare costs, including the trend toward value-based purchasing;

•	our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply and drug costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

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QHC Announces First Quarter 2016 Results

May 11, 2016

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in U.S. generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities or other capital expenditures;

•	our ability to successfully make acquisitions or complete divestitures and the timing thereof, our ability to complete any such acquisitions or divestitures on desired terms or at all, and our ability to realize the intended benefits from any such acquisitions or divestitures;

•	our ability to successfully integrate any acquired hospitals, or to recognize expected synergies from acquisitions;

•	the impact of seasonal severe weather conditions;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs;

•	effects related to outbreaks of infectious diseases;

•	the impact of external, criminal cyber-attacks or security breaches;

•	the effects of our spin-off from CHS that was completed on April 29, 2016 on our business, including our ability to achieve the anticipated benefits of the spin-off; and

•	the other risk factors set forth in our other public filings with the Securities and Exchange Commission.

The combined operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be experienced for any future periods. The Company cautions that the projections for calendar year 2016 set forth in this press release are given as of the date hereof based on currently available information. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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